500 Park Ave. Suite 203-Lake Villa IL. 60046
847-265-7600-Phone / 847-265-0995-Fax
Email : Info@Galaxyminerals.com
OTCBB Stock Symbol: GAXY

July 7, 2005

Dear Galaxy Minerals, Inc. Shareholder:

On July 1, 2005, Galaxy Minerals, Inc. (the “Company”) filed a Second Amended Definitive 14C Information Statement (the “Second Amended 14C”), which amended the First Amended Definitive 14C Information Statement (the “First Amended 14C”) you recently received in the mail.

This letter is being sent to notify you of the changes made by the Company in the Second Amended 14C, since it is not being mailed to the Company’s shareholders. The Second Amended 14C amended the disclosure in the First Amended 14C as follows:

1)
The date of Shareholders Meeting was moved from July 18, 2005 to July 25, 2005. Please note the new meeting date for the Galaxy Minerals, Inc. Shareholders’ Meeting is Monday, July 25, 2005 at 4:00pm Central Standard Time. The location of the meeting did not change.

2)
Under Proposal Two, the following disclosure was added to the Information Statement: “As of the date of this Information Statement the Company does not have any plans for the increase in authorized common shares, other than the above-mentioned financing deal.”

3)
Under the “Recent Financing” section, the following disclosure was added to the Information Statement: “GCA Fund is not affiliated with the Company, and, to the best of the Company’s knowledge, it is not affiliated with any other shareholders of the Company.”

By this mailing the Company is not asking for a proxy and you are requested not to send a proxy. This notification of the amendments is being mailed or otherwise furnished to stockholders of the Company as of May 26, 2005, to provide additional information in connection with the prior receipt by the Board of Directors of the Company and approval by written consent of the holders of a majority of the Company’s common stock of proposals to reappoint the Company’s existing Board of Directors’ members and to approve an amendment to the Articles of Incorporation to effectuate an increase in the authorized common stock from 500,000,000 shares with a par value of $0.001 to 1,000,000,000 shares with a par value of $0.001.

The First Amended Definitive 14C Information Statement was first sent to stockholders on or about June 28, 2005. The Company anticipates the Amendment will become effective on or about July 26, 2005.

Thank you for your interest in Galaxy Minerals, Inc.

Sincerely,

Matthew J. Symonds, President
Galaxy Minerals, Inc.